Amendment No. 1 to

Employment Agreement

By and Between

EDGAR Online, Inc. and

Greg D. Adams

This Amendment No. 1 to the Employment Agreement is dated as of January 31, 2005 and amends that certain Employment Agreement by and between EDGAR Online, Inc. and Greg D. Adams dated as of December 27, 2004 (the “Employment Agreement”).

WHEREAS, the parties wish to amend the Employment Agreement as follows:

1.	The following sentence is hereby added to the end of Section 7(b):

“However, in the event of termination of the Employee’s employment pursuant to this Section 7(b), on the date of the death of the Employee or the 181rst day after the Employee is deemed physically or mentally disabled for the purposes of this Agreement, all stock options and other awards under the Company’s stock option plans shall immediately vest and remain exercisable by the Employee or the Employee’s representative or Estate for the period of the lesser of (i) the original term of the stock option or (ii) five years.”

2.	The following sentence shall be added at the end of Section 7(g):

“Notwithstanding the foregoing, if the Agreement if terminated pursuant to this Section 7(g), all stock options and other awards under the Company’s stock option plans shall immediately vest and remain exercisable for the period of the lesser of (i) the original term of the stock option or (ii) five years.”

Other than as provided for herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

The parties have executed this Amendment No. 1 as of the date first written above.

EDGAR ONLINE, INC.

Date: January 31, 2005	By:	/s/ SUSAN STRAUSBERG
Susan Strausberg
Chief Executive Officer and President

By:	/s/ GREG D. ADAMS
Greg D. Adams
COO and CFO